Exhibit 99.1

National Institute on Drug Abuse

Medications Development Program

STANDARD AGREEMENT FOR SUBMITTING COMPOUNDS FOR

PRECLINICAL PHARMACOLOGICAL, PHARMACOKINETIC

AND TOXICOLOGICAL EVALUATION

THIS AGREEMENT, made and entered into on the 19th day of October, 2015, by and between the National Institute on Drug Abuse (hereinafter referred to as “NIDA”), a component of the National Institutes of Health (NIH); and Cortex Pharmaceuticals, a corporation having executive offices at _126 Valley Rd. Suite C Glen Rock, NJ 07452, (hereinafter referred to as “COMPANY”);

WHEREAS, COMPANY is the owner of allosteric modulators of the AMPA receptor, called Ampakines (hereinafter referred to as “COMPOUNDS”) and certain proprietary information pertaining thereto, which may be useful in the treatment of drug abuse and drug addiction;

WHEREAS, NIDA has certain conventional preclinical assays (hereinafter referred to as “CONVENTIONAL TESTS”) which may be useful in the pharmacological, pharmacokinetic, and toxicological evaluation of compounds which may prove effective in the treatment of drug abuse and drug addiction.

WHEREAS, COMPANY wishes to have its proprietary compounds tested by NIDA in CONVENTIONAL TESTS and not administered to humans, and

WHEREAS, the parties wish to enter into arrangements to be used in the confidential testing of COMPANY compounds by NIDA;

NOW THEREFORE, the parties agree as follows:

Article 1. From time to time COMPANY will supply to a facility under contract to NIDA (hereinafter referred to as a “NIDA CONTRACTOR”) or to a Government laboratory designated by NIDA, the above-mentioned COMPOUNDS and/or other compositions of matter patented or unpatented, for testing so that NIDA may evaluate the pharmacological, pharmacokinetic, and toxicological properties of such COMPOUNDS for preclinical evaluation for potential use as medications for the treatment of drug abuse and drug addiction. COMPANY shall have the right to review all protocols used in testing of COMPOUNDS.

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Information relating to the COMPOUNDS themselves, including their chemical structure or other identifiers, their physical properties, their biological activity, and the identity of the provider of COMPOUNDS, will be provided to NIDA by COMPANY and appropriately marked as “Confidential” (hereinafter referred to as “COMPANY CONFIDENTIAL INFORMATION”). Information will be generated on COMPOUNDS by NIDA CONTRACTORS and/or Government Laboratories using CONVENTIONAL TESTS (hereinafter referred to as “NIDA DATA”).

Article 2. In order to facilitate the record keeping and handling of COMPANY CONFIDENTIAL INFORMATION the parties agree as follows:

a. At the time COMPANY supplies COMPOUNDS pursuant to Article 1, COMPANY shall forward to NIDA’s Division of Pharmacotherapies and Medical Consequences of Drug Abuse (hereinafter referred to as “DPMCDA”) a data sheet for each COMPOUND giving pertinent available data as to chemical formula, structure, purity, solubility, melting point, other physical characteristics, stability, toxicity, and precautions which need to be followed in handling and storing of the COMPOUND. After authorization from DPMCDA, COMPANY shall ship the COMPOUND(s) directly to the NIDA CONTRACTOR specified by DPMCDA.

b. DPMCDA will inform COMPANY which COMPOUNDS are new to DPMCDA and which submitted COMPOUNDS duplicate any COMPOUNDS previously existing in NIDA’s structure-activity database.

c. COMPANY CONFIDENTIAL INFORMATION will not be disclosed by NIDA unless required by law. Only those FEDERAL GOVERNMENT or NIDA CONTRACTOR employees with a need to know will have access to COMPANY CONFIDENTIAL INFORMATION.

d. NIDA shall require that COMPANY CONFIDENTIAL INFORMATION will be retained by NIDA CONTRACTORS, and shall not be released, published, or disclosed without the written consent of NIDA after consultation with COMPANY.

e. NIDA shall make no use of the COMPOUNDS and COMPANY CONFIDENTIAL INFORMATION other than for purposes stated in Article 1 without COMPANY’s written permission.

f. NIDA shall return to COMPANY and eliminate from the NIDA testing process any COMPOUND that COMPANY may designate prior to commencement of CONVENTIONAL TESTS.

g. The foregoing restrictions on use and disclosure of COMPANY CONFIDENTIAL INFORMATION hereunder shall not apply to any information which was in NIDA’s possession or control prior to the date of COMPANY’s disclosure or to any information which is in the public domain through no improper act on the part of NIDA, its employees or contractors, or which is available without restriction from any source, including COMPANY.

Article 3. COMPANY, in voluntarily supplying COMPOUNDS hereunder, is entitled to protection for the research and development work it has done and for any COMPANY CONFIDENTIAL INFORMATION, while NIDA has the responsibility to facilitate the development of medications for the treatment of drug abuse and drug addiction. Accordingly, the parties agree as follows:

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a. NIDA agrees that all preexisting rights in those COMPOUNDS in which COMPANY has a proprietary interest shall remain in COMPANY. Inasmuch as this Agreement concerns only the evaluation of COMPANY’s COMPOUNDS in CONVENTIONAL TESTS, NIDA recognizes that the mere performance of said CONVENTIONAL TESTS and nothing more does not constitute invention.

b. Contracts between NIDA and NIDA CONTRACTORS carrying out CONVENTIONAL TESTS on submitted COMPOUNDS, will contain terms to implement the provisions of this Agreement relating to NIDA CONTRACTORS and to safeguard the rights of COMPANY under this Agreement.

c. NIDA shall be informed in writing whenever COMPANY desires to include NIDA DATA in any publication, and appropriate credit shall be given to the Division of Pharmacotherapies and Medical Consequences of Drug Abuse, NIDA.

Article 4. As soon as NIDA DATA is reported to NIDA, NIDA agrees to provide this information to COMPANY. If a COMPOUND is found to exhibit properties that suggest its potential for safe use in the treatment of drug abuse and drug addiction, NIDA will advise COMPANY to that effect.

Article 5. It is understood that COMPANY shall not be liable to the Government for any claims or damages which may result from the testing of COMPOUNDS while in NIDA’s or the NIDA CONTRACTORS’ custody, except if claims or damages are the result of negligence on the part of COMPANY.

Article 6. In performing the CONVENTIONAL TESTS hereunder, NIDA and NIDA CONTRACTORS shall function independently and not as employees or agents of COMPANY.

Article 7. The construction, validity, performance, and effect of this Agreement shall be governed by Federal law, as applied by the Federal Courts in the District of Columbia.

Article 8. This Agreement shall become effective upon the date hereinabove set forth.

SIGNATURES ON NEXT PAGE

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Acceptance of the foregoing terms and conditions shall be indicated in duplicate by signatures below of the authorized representatives of each party.

COMPANY: Cortex Pharmaceuticals

/s/ Richard Purcell	Date: 10/19/15
Name (Type or Print): Richard Purcell
Title: Senior Vice President

COMPANY Department: Research & Development

COMPANY Name: RespireRx Pharmaceuticals

COMPANY Address: 126 Valley Rd, Suite C, Glen Rock, NJ 08542

NATIONAL INSTITUTE ON DRUG ABUSE:

/s/ Nora D. Volkow	Date: 10/21/2015

Nora D. Volkow, M.D.

Director,

National Institute on Drug Abuse

Neuroscience Center, Room 4123

6001 Executive Boulevard, MSC 9551

Bethesda, Maryland 20892-9551

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